LIMITED POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each of Jane Ann Moreland and
Michal Charles Moreland (the "Reporting Persons"), both residing at 4800 Highway A1A Apt 402, Vero Beach, FL 32963-1211, do hereby make, constitute and appoint, Reid Everett Buchanan (the "Attorney"), an attorney and member in good standing of the Florida Bar of the State of Florida, whose principal office is located at 101 East Kennedy Boulevard, Suite 2700, Tampa, FL 33602, as their true and lawful attorney, to execute and deliver in each of his or her name and on his or her behalf, whether acting individually or as representative of others, any and all filings required to be made by any of the Reporting Persons under the Securities Exchange Act of 1934
(as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by any of the Reporting Persons under the Act, giving and granting unto said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as each of the Reporting Persons might or could do if personally present, ratifying and confirming all the said attorney-in-fact shall lawfully do or cause to be done by virtue hereof, including without limitation to sign, seal, execute, deliver and acknowledge such relevant securities filings and the like with applicable state securities regulatory bodies or the Securities and Exchange Commission ("SEC") as fully as a Reporting Person might do if done in his or her own capacity, including but not limited to Form ID and Schedule 13G
(including any amendments thereto and joint filing agreements in connection therewith), and take any other action of any type whatsoever in connection with the foregoing which, in Attorney's opinion, may be of benefit to, in the best interest of, or legally required by any of the Reporting Persons.

This Limited Power of Attorney shall remain in full force and effect until the earliest to occur of (a) both the Reporting
Persons are no longer required to file any reports on Schedule 13G or 13D or (b) the revocation of this Limited Power of Attorney by any Reporting Person delivered in writing to the Attorney.

The Reporting Persons acknowledge that the Attorney, in serving in such capacity at the request and on behalf of Reporting Persons, is not assuming any of the Reporting Persons' responsibilities to comply with, or any liability for the failure to comply with, any provisions of the Act.

The Reporting Persons agree that Attorney may rely entirely on information furnished orally or in writing by any Reporting Person to Attorney. The Reporting Persons agree to indemnify and hold harmless the Attorney against any losses, claims, damages or liabilities
(or actions in these respects) that arise out of or are based upon any untrue statements or omission of necessary facts in the information provided by any Reporting Person to Attorney for purposes of carrying out the foregoing and agrees to reimburse the Attorney on demand for any legal or other expenses related thereto.

IN WITNESS WHEREOF, the parties hereto have executed this Limited Power of Attorney on February 12, 2024.

Attorney:

/s/ Reid Everett Buchanan
   Reid Everett Buchanan

Reporting Person:

/s/ Jane Ann Moreland
   Jane Ann Moreland

Reporting Person:

/s/ Michal Charles Moreland
  Michal Charles Moreland